Exhibit 99.1

Ocean Power Technologies Announces Reverse Stock Split

Shares Expected to Begin Trading on a Split-Adjusted Basis on September 14, 2026

MONROE TOWNSHIP, N.J., September 10, 2026 — Ocean Power Technologies, Inc. (“OPT” or the “Company”) (NYSE American: OPTT), a leader in maritime operational infrastructure and autonomous ocean systems, today announced a 1-for-30 reverse stock split (“Reverse Split”) of the Company’s common stock (“Common Stock”). The Common Stock will begin trading on a split-adjusted basis on the NYSE American commencing at the market open on September 14, 2026. The Reverse Split is being effected in order to increase the price per share of the Common Stock to, among other things, improve its marketability and liquidity. The new CUSIP number for the Common Stock following the Reverse Split will be 674870 605.

As a result of the Reverse Split, each 30 shares of the issued and outstanding Common Stock will be automatically combined and converted into one issued and outstanding share of Common Stock. No fractional shares will be issued as a result of the Reverse Split. Stockholders who otherwise would be entitled to a fractional share will automatically be entitled to receive one whole share of Common Stock for each such fractional share.

Each shareholder’s pro-rata percentage ownership will remain unchanged as a result of the Reverse Split and no further action is required by stockholders. All of the Company’s current outstanding warrants to purchase shares of Common Stock and other derivatives automatically adjust per their terms to reflect the Reverse Split. Immediately after the Reverse Split becomes effective, there will be approximately 9.1 million shares of Common Stock issued and outstanding.

In connection with the Reverse Stock Split, an automatic, mechanical, and proportional adjustment was made to the purchase price of the preferred stock purchase rights (the “Rights”) issued pursuant to the Company’s Amended and Restated Section 382 Tax Benefits Preservation Plan, dated as of June 29, 2026 (the “Plan”), by and between the Company and Computershare Trust Company, N.A., as rights agent, pursuant to Section 11(o) thereof.

Effective as of the effective time of the Reverse Stock Split, the initial purchase price of $2.25 per one thousandth of a share of Series A Participating Preferred Stock was multiplied by the Reverse Stock Split ratio factor of 30, resulting in an adjusted purchase price of $67.50 per one one-thousandth of a share of Preferred Stock, subject to further adjustment as provided in the Rights Plan.

Pursuant to Section 11(o) of the Plan, the fraction of a share of Preferred Stock purchasable upon exercise of each Right remains unchanged at one one-thousandth of a share, and the number of Rights associated with each outstanding share of Common Stock remains unchanged at one (1) Right per share.

The Reverse Stock Split did not cause any stockholder or any affiliate or associate thereof to become an “Acquiring Person” under the Plan. Nor did the Reverse Stock Split cause the occurrence of a “Distribution Time,” “Stock Acquisition Date,” or other “Triggering Event” under the Plan.

For further details, all stockholders are invited to review the Current Report on Form 8-K regarding the Reverse Stock Split which will be filed September 11, 2026.

For more information about Ocean Power Technologies, visit www.OceanPowerTechnologies.com.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets, including Merrows™, which provides AI capable seamless integration of Maritime Domain Awareness Systems across platforms. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® unmanned surface vessels (USVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey, with an additional office in Richmond, California. To learn more about OPT’s products, services and solutions, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the Company’s ability to have a successful Reverse Stock Split, the delivery of customer services, the conversion of potential customers to contracts and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com